Exhibit 99.1
Limoneira Company Announces Fiscal Fourth Quarter and Full Year 2024 Financial Results

Net Revenues Grew 6% to a Record $191.5 Million in Fiscal Year 2024 Compared to Prior Year Driven by Record $25.1 Million Avocado Sales

Achieved Year-Over-Year Pricing Improvement in Fresh Lemons and Avocados for Fiscal Year 2024

Company Achieved Avocado and Lemon Volume Guidance for Fiscal Year 2024

Strategic Alternatives Exploration to Maximize Stockholder Value Continues to Progress

SANTA PAULA, Calif.-- (BUSINESS WIRE) – December 23, 2024 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fiscal fourth quarter and full year ended October 31, 2024.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Our achievement of solid lemon revenue and record avocado production, reaching 15.1 million pounds of avocados sold in 2024, demonstrates the inherent strength of our agricultural platform and validates our strategic focus on this high-value segment. The exceptional performance in avocados reinforces our strategic decision to expand our avocado production by 1,000 acres through fiscal year 2027, a transformation that is expected to drive significant EBITDA growth. In addition, our lemon offering is achieving increased penetration in the foodservice and quick service restaurant channels, and we expect more meaningful market penetration in fiscal 2025. We anticipate that further growth will come from enhanced sourcing of third-party lemons, alongside the significant monetization potential of our water and real estate assets. Our compelling portfolio of agricultural and real estate assets, together with our valuable water resources and strong balance sheet, create multiple pathways intended to build lasting shareholder value."

Mr. Edwards continued, “Our Harvest at Limoneira residential real estate joint venture with the Lewis Group of Companies (“Lewis”) continues to perform very well and we also anticipate meaningful water monetization transactions in fiscal year 2025. In addition, we continue to explore strategic alternatives for our assets and are very pleased with the interest. We remain committed to thoroughly exploring all options to maximize stockholder value and will provide updates if the board of directors finds that further disclosure is necessary or advisable.”

Fiscal Year 2024 Fourth Quarter Results

For the fourth quarter of fiscal year 2024, total net revenue was $43.9 million, compared to total net revenue of $41.4 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $42.5 million, compared to $40.1 million in the fourth quarter of last fiscal year. Other operations revenue was $1.4 million, compared to $1.3 million in the fourth quarter of last fiscal year.

Agribusiness revenue in the fourth quarter of fiscal year 2024 includes $8.4 million in fresh packed lemon sales, compared to $11.3 million of fresh packed lemon sales during the same period of fiscal year 2023. Approximately 470,000 cartons of U.S. packed fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2024 at a $17.95 average price per carton, compared to approximately 550,000 cartons sold at a $20.39 average price per carton during the fourth quarter of fiscal year 2023. Brokered lemons and other lemon sales were $14.6 million and $13.2 million, in the fourth quarter of fiscal years 2024 and 2023, respectively.

The Company recognized $8.9 million of avocado revenue in the fourth quarter of fiscal year 2024, compared to no avocado revenue in the fourth quarter of last fiscal year. Approximately 4.6 million pounds of avocados were sold in aggregate during the fourth quarter of fiscal year 2024 at a $1.92 average price per pound.

The Company recognized $1.7 million of orange revenue in the fourth quarter of fiscal year 2024, compared to $1.9 million in the same period of fiscal year 2023. Approximately 91,000 cartons of oranges were sold during the fourth quarter of fiscal year 2024 at an $18.99 average price per carton, compared to approximately 69,000 cartons sold at a $28.32 average price per carton during the fourth quarter of fiscal year 2023.

Specialty citrus and other crops revenue was $3.6 million for the fourth quarter of fiscal year 2024, compared to $6.5 million in the same period of fiscal year 2023. The decrease in specialty citrus and other crops revenue in the fourth quarter of fiscal year 2024 was primarily due to decreased volume of specialty citrus sold and decreased wine grape revenue. During the fourth quarters of fiscal years 2024 and 2023, approximately 8,000 and 75,000 40-pound carton equivalents of specialty citrus were sold at average per carton prices of $42.63 and $32.64, respectively. Wine grape revenues were $2.3 million in the fourth quarter of fiscal year 2024, compared to $2.9 million in the same period of fiscal year 2023. Farm management revenues were $2.9 million in the fourth quarter of fiscal year 2024, compared to $3.1 million in the same period of fiscal year 2023 on similar acreage.

Total costs and expenses in the fourth quarter of fiscal year 2024 were $46.6 million, compared to $51.1 million in the fourth quarter of last fiscal year.

Operating loss for the fourth quarter of fiscal year 2024 was $2.8 million, compared to operating loss of $9.7 million in the fourth quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the fourth quarter of fiscal year 2024 was $2.0 million, compared to net loss applicable to common stock of $3.6 million in the fourth quarter of fiscal year 2023. Net loss per diluted share for the fourth quarter of fiscal year 2024 was $0.11, compared to net loss per diluted share of $0.20 for the same period of fiscal year 2023.

Adjusted net loss for diluted EPS in the fourth quarter of fiscal year 2024 was $1.6 million or $0.09 per diluted share, compared to the fourth quarter of fiscal year 2023 adjusted net loss for diluted EPS of $2.6 million or $0.15 per diluted share. A reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was $1.2 million in the fourth quarter of fiscal year 2024, compared to a loss of $1.3 million in the same period of fiscal year 2023. A reconciliation of net (loss) income attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2024 Results

For the fiscal year ended October 31, 2024, total net revenue was $191.5 million, compared to $179.9 million for the same period in fiscal year 2023. The increase was primarily due to increased agribusiness revenues from avocados, partially offset by decreased agribusiness revenues from lemons and specialty citrus and other crops. Operating loss for fiscal year 2024 was $6.2 million, compared to operating income of $10.8 million in the same period last fiscal year, primarily due to net gain on disposal of assets. Net income applicable to common stock, after preferred dividends, was $7.2 million for fiscal year 2024, compared to $8.9 million last fiscal year. Net income per diluted share for fiscal year 2024 was $0.40, compared to net income per diluted share of $0.50 in fiscal year 2023.

For fiscal year 2024, adjusted net income for diluted EPS was $11.0 million compared to adjusted net loss for diluted EPS of $7.6 million for fiscal year 2023. In fiscal year 2024, adjusted net income per diluted share was $0.62 compared to adjusted net loss per diluted share of $0.43 for fiscal year 2023, based on approximately 17.7 million and 17.6 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2024, net cash provided by operating activities was $17.9 million, compared to net cash used in operating activities of $15.9 million in the prior fiscal year. Net cash used in investing activities was $9.2 million for fiscal year 2024, compared to net cash provided by investing activities of $90.6 million in fiscal year 2023. For fiscal year 2024, net cash used in financing activities was $9.3 million, compared to $71.9 million in the prior fiscal year.

On January 31, 2023, the Company sold its Northern Properties, which resulted in total net proceeds of $98.4 million. The proceeds were used to pay down all the Company’s domestic debt except the AgWest Farm Credit $40.0 million non-revolving line of credit with an interest rate that is fixed at 3.57% through July 1, 2025. Long-term debt as of October 31, 2024, was $40.0 million, compared to $40.6 million at the end of fiscal year 2023. Debt levels as of October 31, 2024, less $3.0 million of cash on hand, resulted in a net debt position of $37.6 million at the end of fiscal year 2024. Additionally, the Company’s 50%/50% real estate development joint venture with Lewis closed an additional 554 residential homesites in April 2024 and distributed $30.0 million in June 2024, of which Limoneira received $15.0 million. As of October 31, 2024, the joint venture had $66.9 million of cash and cash equivalents on hand.

Real Estate Development and Property Sales

In October 2023, the Company’s joint venture closed on lot sales representing 121 residential units, thus completing the sell-out of Phase 1 of the development. In April 2024, the joint venture closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. Total lot sales of 1,261 residential units closed since the project’s inception. In May 2024, the Company announced that the Santa Paula City Council approved the proposal brought by the joint venture to increase the total number of residential units for the project from 1,500 to 2,050 units. The 550-unit increase will provide 250 additional single family for-sale homesites within Phase 3 of Harvest. A separate joint venture with Lewis plans to construct 300 multi-family rental homes on a mixed-use portion of the project.

Updated Guidance

The Company expects fresh lemon volumes to be in the range of 5.0 million to 5.5 million cartons for fiscal year 2025. Avocado volumes are expected to be in the range of 7.0 million to 8.0 million pounds for fiscal year 2025.

The Company expects to receive total proceeds of $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, with approximately $15 million received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025	2026	2027	2028	2029	2030
Projected Distributions	$15	$8	$18	$34	$41	$22	$42

The Company has 1,000 acres of non-bearing lemons and avocados estimated to become full bearing over the next four to five years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next three years and expects to have an increase in third-party grower lemons. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Looking ahead, we continue to see a strong EBITDA outlook that is underpinned by plans to expand avocado production by 1,000 acres through fiscal year 2027 to capitalize on robust consumer demand trends. During this transition, the Company expects fiscal year 2025 avocado volume to be lower compared to fiscal year 2024 due to the alternate bearing nature of avocado trees. These operational results do not take into account anticipated additional gains from asset monetization.

Conference Call Information

The Company will host a conference call to discuss its financial results on December 23, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through January 6, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13749944.

About Limoneira Company

Limoneira Company, a 131-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” "plans", “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the review and evaluation of strategic transactions; the process by which the Company engages in its evaluation of strategic transactions; the outcome of potential future strategic transactions and the terms thereof; the possibility that the evaluation of potential strategic transactions will not realize any additional value to our stockholders, and managing the risks involved in the foregoing; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	October 31,
	2024	2023
Assets
Current assets:
Cash	$2,996	$3,631
Accounts receivable, net	14,734	14,458
Cultural costs	1,877	2,334
Prepaid expenses and other current assets	3,849	5,588
Receivables/other from related parties	2,390	4,214
Total current assets	25,846	30,225
Property, plant and equipment, net	162,046	160,631
Real estate development	10,201	9,987
Equity in investments	81,546	78,816
Goodwill	1,504	1,512
Intangible assets, net	5,221	6,657
Other assets	12,451	13,382
Total assets	$298,815	$301,210

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,260	$9,892
Growers and suppliers payable	8,960	9,629
Accrued liabilities	12,483	8,651
Payables to related parties	5,542	4,805
Current portion of long-term debt	559	381
Total current liabilities	34,804	33,358
Long-term liabilities:
Long-term debt, less current portion	40,031	40,628
Deferred income taxes	20,084	22,172
Other long-term liabilities	1,395	4,555
Total liabilities	96,314	100,713
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2024 and October 31, 2023) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2024 and October 31, 2023) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2024 and October 31, 2023)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,284,148 and 18,192,009 shares issued and 18,033,171 and 17,941,032 shares outstanding at October 31, 2024 and October 31, 2023, respectively)	180	179
Additional paid-in capital	170,243	168,441
Retained earnings	20,826	19,017
Accumulated other comprehensive loss	(6,614)	(5,666)
Treasury stock, at cost, 250,977 shares at October 31, 2024 and October 31, 2023	(3,493)	(3,493)
Noncontrolling interest	10,549	11,209
Total stockholders' equity	191,691	189,687
Total liabilities, convertible preferred stock and stockholders’ equity	$298,815	$301,210

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2024	2023	2024	2023
Net revenues:
Agribusiness	$42,478	$40,085	$185,923	$174,381
Other operations	1,383	1,348	5,580	5,520
Total net revenues	43,861	41,433	191,503	179,901
Costs and expenses:
Agribusiness	39,820	42,894	164,807	169,169
Other operations	1,413	1,331	5,274	4,612
Impairment of intangible asset	—	—	643	—
(Gain) loss on disposal of assets, net	(378)	350	(507)	(28,849)
Gain on legal settlement	—	—	—	(2,269)
Selling, general and administrative	5,757	6,548	27,464	26,455
Total costs and expenses	46,612	51,123	197,681	169,118
Operating (loss) income	(2,751)	(9,690)	(6,178)	10,783
Other income (expense):
Interest income	55	116	118	364
Interest expense, net of patronage dividends	(130)	(77)	(961)	(494)
Equity in earnings of investments, net	1,240	4,808	18,356	5,322
Other (expense) income, net	(12)	16	212	(2,611)
Total other income	1,153	4,863	17,725	2,581
(Loss) income before income tax (provision) benefit	(1,598)	(4,827)	11,547	13,364
Income tax (provision) benefit	(322)	1,290	(4,373)	(4,247)
Net (loss) income	(1,920)	(3,537)	7,174	9,117
Net loss attributable to noncontrolling interest	61	82	542	283
Net (loss) income attributable to Limoneira Company	(1,859)	(3,455)	7,716	9,400
Preferred dividends	(125)	(125)	(501)	(501)
Net (loss) income applicable to common stock	$(1,984)	$(3,580)	$7,215	$8,899

Basic net (loss) income per common share	$(0.11)	$(0.20)	$0.40	$0.50

Diluted net (loss) income per common share	$(0.11)	$(0.20)	$0.40	$0.50

Weighted-average common shares outstanding-basic	17,760	17,622	17,715	17,603
Weighted-average common shares outstanding-diluted	17,760	17,622	17,715	17,603

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, pension settlement cost, impairment of intangible asset, (gain) loss on disposal of assets, net, cash bonus related to sale of assets, gain on legal settlement and severance benefits are important measures to evaluate our results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2024	2023	2024	2023
Net (loss) income attributable to Limoneira Company	$(1,859)	$(3,455)	$7,716	$9,400
Interest income	(55)	(116)	(118)	(364)
Interest expense, net of patronage dividends	130	77	961	494
Income tax provision (benefit)	322	(1,290)	4,373	4,247
Depreciation and amortization	2,101	2,066	8,374	8,576
EBITDA	639	(2,718)	21,306	22,353
Stock-based compensation	977	1,057	4,116	3,841
Pension settlement cost	—	—	—	2,700
Impairment of intangible asset	—	—	643	—
(Gain) loss on disposal of assets, net	(378)	350	(507)	(28,849)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	—	—	(2,269)
Severance benefits	(38)	—	1,160	—
Adjusted EBITDA	$1,200	$(1,311)	$26,718	$(224)

The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income for diluted EPS (in thousands, except per share data):

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2024	2023	2024	2023
Net (loss) income attributable to Limoneira Company	$(1,859)	$(3,455)	$7,716	$9,400
Effect of preferred stock and unvested, restricted stock	(147)	(152)	(685)	(589)
Stock-based compensation	977	1,057	4,116	3,841
Pension settlement cost	—	—	—	2,700
Impairment of intangible asset	—	—	643	—
(Gain) loss on disposal of assets, net	(378)	350	(507)	(28,849)
Cash bonus related to sale of assets	—	—	—	2,000
Gain on legal settlement	—	—	—	(2,269)
Severance benefits	(38)	—	1,160	—
Tax effect of adjustments at federal and state rates	(154)	(386)	(1,489)	6,193
Adjusted net (loss) income for diluted EPS	$(1,599)	$(2,586)	$10,954	$(7,573)

Diluted net (loss) income per common share	$(0.11)	$(0.20)	$0.40	$0.50
Adjusted diluted net (loss) income per common share	$(0.09)	$(0.15)	$0.62	$(0.43)

Weighted-average common shares outstanding - diluted	17,760	17,622	17,715	17,603
Adjusted weighted-average common shares outstanding - diluted	17,760	17,622	17,715	17,603

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended October 31, 2024
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$24,073	$1,375	$—	$8,869	$8,161	$42,478
Intersegment revenue	—	3,998	(3,998)	—	—	—
Total net revenues	24,073	5,373	(3,998)	8,869	8,161	42,478
Costs and expenses	25,621	7,301	(3,998)	1,805	7,305	38,034
Depreciation and amortization	—	—	—	—	—	1,786
Operating income (loss)	$(1,548)	$(1,928)	$—	$7,064	$856	$2,658

	Agribusiness Segment Information for the Three Months Ended October 31, 2023
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$25,443	$3,030	$—	$—	$11,612	$40,085
Intersegment revenue	—	3,725	(3,725)	—	—	—
Total net revenues	25,443	6,755	(3,725)	—	11,612	40,085
Costs and expenses	25,951	9,121	(3,725)	—	9,834	41,181
Depreciation and amortization	—	—	—	—	—	1,713
Operating (loss) income	$(508)	$(2,366)	$—	$—	$1,778	$(2,809)

Lemons	Q4 2024	Q4 2023	Lemon Packing	Q4 2024	Q4 2023
United States:			Cartons packed and sold	470	549
Acres harvested	1,900	2,000	Revenue	$5,373	$6,755
Limoneira cartons sold	186	208	Direct costs	7,301	9,121
Third-party grower cartons sold	284	341	Operating loss	$(1,928)	$(2,366)
Average price per carton	$17.95	$20.39
			Avocados	Q4 2024	Q4 2023
Chile:			Pounds sold	4,622	—
Lemon revenue	$900	$1,100	Average price per pound	$1.92	$—
40-pound carton equivalents	279	316
			Other Agribusiness	Q4 2024	Q4 2023
Other:			Orange cartons sold	91	69
Lemon packing	$1,400	$3,000	Average price per carton	$18.99	$28.32
Lemon by-product sales	$100	$—	Specialty citrus cartons sold	8	75
Brokered lemons and other lemon sales	$14,600	$13,200	Average price per carton	$42.63	$32.64
			Farm management	$2,916	$3,144
Agribusiness costs and expenses	Q4 2024	Q4 2023	Other	$3,176	$4,085
Packing costs	$7,301	$9,121
Harvest costs	3,444	2,039
Growing costs	8,273	9,193
Third-party grower and supplier costs	18,654	20,320
Other costs	362	508
Depreciation and amortization	1,786	1,713
Agribusiness costs and expenses	$39,820	$42,894